UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number 1-5677

                             Wang Laboratories, Inc.
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             (Exact name of registrant as specified in its charter)

      209 Concord Road, Billerica, MA 01821-4130, Telephone: (978) 625-5000
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

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     Common Stock, par value $0.01 per share (including associated rights).
                             CUSIP Number: 93369N109

                         Common Stock Purchase Warrants
                             CUSIP Number: 93369N117

                               Depositary Shares1
                             CUSIP Number: 93369N604
                                           93369N208
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       |X|            Rule 12h-3(b)(1)(i)    |X|
   Rule 12g-4(a)(1)(ii)      |_|            Rule 12h-3(b)(1)(ii)   |_|

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1    Each  Depositary  Share  represents a 1/20th  interest in a share of 6 1/2%
     Series B Cumulative Convertible Preferred Stock, par value $0.01 per share.

   Rule  12g-4(a)(2)(i)      |_|            Rule  12h-3(b)(2)(i)   |_|
   Rule 12h-3(b)(2)(ii)      |_|            Rule  12g-4(a)(2)(ii)  |_|
                                            Rule 15d-6             |_|

 Approximate number of holders of record as of the certification or notice date:

CUSIP Numbers:            93369N109 (Common Stock)                  0 (Zero)
                  93369N117 (Common Stock Purchase Warrants)        0 (Zero)
                          93369N604 (Depositary Shares)             0 (Zero)
                          93369N208 (Depositary Shares)             0 (Zero)

     Pursuant to the requirements of the Securities and Exchange Act of 1934 Wang Glogbal Corporation* has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 24, 1999          By:/S/ PAUL F. BRAUNEIS
                                 -----------------------------------------------
                                 Name:   Paul F. Brauneis
                                 Title:  Vice President and Corporate Controller

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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*    The surviving corporation of the merger of Getronics Acquisition, Inc. with and into Wang Laboratories, Inc. pursuant to the certificate of ownership and merger dated June 18, 1999 and filed with the Secretary of State of Delaware on June 22, 1999.